Exhibit 23.5

To the Board of Directors

Cell Therapeutics, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Cell Therapeutics, Inc. on Form S-3 Amendment 1 (333-131533) to be filed with the Commission on or about April 17, 2006 of our Independent Registered Accounting Firm’s Report dated March 14, 2006 covering the consolidated financial statements of Cell Therapeutics, Inc, for the year ended December 31, 2005, which is in its Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

April 17, 2006